U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): JUNE 19, 2000


                              PEABODYS COFFEE, INC.
             (Exact name of Registrant as Specified in its Charter)


         NEVADA                          000-28595              98-0209293
(State or other jurisdiction     (Commission file Number)    (I.R.S. Employer
      of Incorporation)                                     Identification No.)

         3845 ATHERTON ROAD, SUITE 9
         ROCKLIN, CALIFORNIA                                  95765
         (Address of Principal Executive Office)              (Zip Code)

       Registrant's telephone number, including area code: (916) 632-6090

                                       N/A
          (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


     On June 19, 2000, Peabodys Coffee, Inc., a Nevada corporation (the "Company"), purchased certain assets ("Assets") from Arrosto Coffee Company, LLC ("Arrosto"). The Company is in the business of selling specialty coffee drinks by the use of coffee espresso bars (kiosks), positioned in corporate and institutional locations. The Assets consist of equipment related to the Company's business. Specifically, the Assets consist of: (i) a coffee roaster and related equipment; (ii) various espresso machines and related equipment; and
(iii) miscellaneous other equipment used in the retail sale of gourmet coffee beverages and related food and beverages.

     The consideration for the Assets was 320,000 shares of the Company's common stock (the "Shares"). The Company's common stock is traded in the over-the-counter market with quotations carried on the National Association of Securities Dealers, Inc's "OTC Bulletin Board" under the trading symbol "PBDY." On June 19, 2000 the closing bid price was $1.3125 per share, and the closing ask price was $1.375 per share. As of the date of this filing the Shares have not been issued to Arrosto, and will be issued only upon the meeting of certain conditions related to the condition of title to the Assets. When those conditions are met, the Shares will be issued under an exemption from the registration requirement of the Securities Act of 1933, as amended ("Securities Act"), and will be "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act.

     The Assets have been used by Arrosto in connection with its retail and wholesale coffee business. The Company intends to use the Assets in the Company's current retail coffee business, and to use the coffee roaster and related equipment to assist in supplying the Company with its roasted coffee, which is currently purchased by the Company from various wholesale suppliers.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial Statements.

               None.

          (b)  Pro Forma Financial Information

               None.

          (c)  Exhibits.

     2.1 Arrosto Asset Purchase Agreement*

* Incorporated by reference to the Company's Form 10K-SB Annual Report for the fiscal year ended March 31, 2000, pursuant to which the Asset Purchase Agreement is filed as Exhibit 6.2.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               PEABODYS COFFEE, INC.,
                                               A Nevada Corporation



         Date:  June 30, 2000                  By: __________/S/________________
                                                   Todd Tkachuk, President